Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

FOURTH QUARTER NET INCOME OF $158.8 MILLION, UP 147%

Fourth Quarter Net Income Per Diluted Share of $1.44, up 144%,

Fourth Quarter Adjusted Gross Premiums Written(1) $428.9 million, down 15%

NEW YORK, January 28, 2004—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2003 net income of $158.8 million, or $1.44 per diluted share. This represents a 147% increase from fourth quarter 2002 net income of $64.2 million, and a 144% increase in net income per diluted share from $0.59 per diluted share in the comparable period of 2002. The fourth quarter 2002 results reflected the impact of net realized investment losses totaling $66.0 million on an after-tax basis, or $0.60 per diluted share, primarily resulting from the write-down of one security in the financial services investment portfolio during that period.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by research analysts exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”) and non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded (“refundings”). During the fourth quarter 2003, net security gains and losses had a net income effect of $4.7 million, $0.04 on a per diluted share basis. Non-recurring items during the fourth quarter of 2003 includes results from discontinued operations of ($8.4) million, ($0.08) on a per diluted share basis, and represents the net charge resulting from the previously announced sale and the net operations of Cadre Financial Services, Inc. Refundings had

Ambac Fourth Quarter 2003 Earnings/ 2

a net income effect of $16.0 million, or $0.15 per diluted share for the fourth quarter 2003. Table I, below, provides fourth quarter and full year comparisons for 2003 and 2002.

Table I

	Fourth Quarter			Full Year
	2003	2002	% Change	2003	2002	% Change
Net income per diluted share(a)	$1.44	$0.59	+ 144%	$5.66	$3.97	+ 43%
Effect of net security (gains)/losses	($0.04)	$0.66	n.a.	($0.24)	$0.71	n.a.
Non-recurring items	$0.08	$0.00	n.a.	$0.12	$0.00	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.48	$1.25	+18%	$5.54	$4.68	+18%
Effect of refundings	($0.15)	($0.09)	n.a.	($0.43)	($0.27)	n.a.

Total excluding items	$1.33	$1.16	+15%	$5.11	$4.41	+16%

(a)	2003 amounts include stock option expense amounting to approximately $0.01 per diluted share in the fourth quarter and approximately $0.04 for the full year.

(b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac Chairman and CEO, Phillip B. Lassiter noted, “We capped off a strong year with an excellent final quarter as adjusted gross premiums written came in more than twice premiums earned. As we enter the new year, we believe state and local government budget pressures will continue to serve as a catalyst for substantial new and creative insurance opportunities. The international markets, particularly Europe, should be robust. Looking forward, we continue to target 14 – 16% earnings growth exclusive of the impact of refundings and investments gains and losses, and believe that to be achievable for the year ahead.”

Revenues

Highlights

Adjusted gross premiums written(1) in the fourth quarter of 2003 were $428.9 million, down 15% from the all time record fourth quarter of 2002 of $505.3 million. Premium production in the public finance market was strong, yet came in under the exceptional production in last year’s comparable period. Structured finance premiums declined period on period primarily due to a few large transactions that closed in the fourth quarter 2002 and lower mortgage-backed securities premiums written in the current period, as investors grow more comfortable with that asset class. International finance had a strong quarter growing steadily against a strong prior period comparison.

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Ambac Fourth Quarter 2003 Earnings/ 3

In public finance, Ambac continues to benefit from the high level of municipal issuance. Transactions guaranteed during the quarter included strong writings in the general obligation, municipal lease and health care sectors of the market. Structured finance had strong writings in commercial asset-backed securities. The international finance segment again demonstrated lumpiness as it closed two large transactions. The international markets continue to experience strong activity across several sectors globally.

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II

Adjusted Gross Premiums Written

	Fourth Quarter			Full Year
$-millions	2003	2002	% Change	2003	2002	% Change
Public Finance	$198.3	$217.1	- 9%	$669.3	$552.8	+ 21%
Structured Finance	108.4	174.6	- 38%	454.8	441.2	+ 3%
International	122.2	113.6	+ 8%	364.8	305.5	+ 19%

Total	$428.9	$505.3	- 15%	$1,488.9	$1,299.5	+ 15%

•	Net premiums written in the fourth quarter of 2003 of $232.9 million were 25% lower than net premiums written of $311.4 million in the same period of 2002. Ceded premiums written of $47.2 million represented 17% of gross premiums written in the fourth quarter of 2003. Ceded premiums written of $42.4 million represented 12% of gross premiums written in the comparable period of 2002. The increase in ceded premiums written is primarily due to the ceding of a higher level of healthcare and global utilities premiums during the period.

Net premiums written for the full year 2003 of $1,005.6 million were 27% higher than net premiums written of $790.5 million in 2002.

•	Net premiums earned and other credit enhancement fees for the fourth quarter of 2003 were $186.3 million, which represented a 33% increase from the $140.4 million earned in the fourth quarter of 2002. Net premiums earned increased for all market segments. International continues to be our fastest growing market, as net earned premium and other credit enhancement fees grew 40% during the quarter. Earned premium grew 31% in the structured finance segment. Public finance, our most mature market segment, provided earned premium growth of 18%, enhanced by recent strong issuance, wider spreads across the market and the company’s focus on the higher value-added structured segment of the market.

Net premiums earned includes accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $28.2 million in the fourth quarter of 2003 (which had a net income per diluted share effect of $0.15), up 58% from $17.8 million ($0.09 per diluted share) in accelerated premiums in the fourth quarter of 2002. The current relatively low interest rate environment continues to prompt the high levels of accelerated premiums. When interest rates rise in the future, accelerated premiums should decline.

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Ambac Fourth Quarter 2003 Earnings/ 4

Net premiums earned and other credit enhancement fees for the full year 2003 were $667.3 million, which represented a 33% increase from the $500.3 million earned in 2002. Accelerated premiums were $82.2 million for full year 2003 (which had a net income per diluted share effect of $0.43), up 58% from $52.0 million ($0.27 per diluted share) in accelerated premiums for the full year 2002.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

	Fourth Quarter			Full Year
$-millions	2003	2002	% Change	2003	2002	% Change
Public Finance	$49.6	$42.0	+ 18%	$184.4	$156.3	+ 18%
Structured Finance	63.1	48.1	+ 31%	233.0	178.4	+ 31%
International	45.4	32.5	+ 40%	167.7	113.6	+ 48%

Total Normal Premiums/Fees	158.1	122.6	+ 29%	585.1	448.3	+ 31%
Accelerated Premiums	28.2	17.8	+ 58%	82.2	52.0	+ 58%

Total	$186.3	$140.4	+ 33%	$667.3	$500.3	+ 33%

•	Net investment income for the fourth quarter of 2003 was $83.7 million, representing an increase of 11% from $75.3 million in the comparable period of 2002. This increase was due primarily to the growth in the investment portfolio from ongoing collection of financial guarantee premiums. Investment income was also positively impacted by the proceeds from Ambac’s debt offering in February 2003. The growth was partially offset by lower reinvestment rates.

Net investment income for the full year 2003 was $321.1 million, representing an increase of 8% from $297.3 million in the comparable period of 2002.

•	Net financial services revenues, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from derivative products and excludes net realized investment gains and losses, were $10.8 million in the fourth quarter of 2003, 7% higher than $10.1 million in revenues for the fourth quarter of 2002.

Derivative product revenue was $7.3 million in the fourth quarter of 2003, up from $5.7 million in the fourth quarter of 2002. The fourth quarter 2003 results were impacted by a positive $2.4 million mark-to-market as a result of changes in the ratio of tax-exempt interest rates to taxable interest rates, recouping a portion of the $12.0 million negative mark-to-market recorded in the second quarter. Net interest income from our guaranteed investment contract product in the

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Ambac Fourth Quarter 2003 Earnings/ 5

fourth quarter of 2003 declined $1.6 million from the fourth quarter of 2002 due primarily to lower interest spreads. Net interest rate spreads have been adversely impacted by low interest rates.

Net securities losses in the financial services division amounted to ($5.7) million in the fourth quarter of 2003, compared to ($137.1) million in the fourth quarter of 2002. The fourth quarter 2002 losses resulted primarily from the write down of a security in the investment agreement portfolio during that period.

Financial services revenues, as defined above, were $36.3 million in the full year 2003, down 12% from the $41.1 million of revenues in 2002.

Expenses

Highlights

•	Financial guarantee expenses of $41.9 million for the fourth quarter of 2003 increased by 40% over the $29.9 million of expenses for the same quarter of 2002. The increase was driven primarily by a higher loss provision, as well as higher compensation expense. The general loss provision increased from $9.0 million in the fourth quarter of 2002, to $16.8 million in the fourth quarter of 2003, reflecting both the significant increase in new business underwritten over the past several quarters and the impact of the current credit cycle on our financial guarantee portfolio. The higher compensation expense is reflective of the global opportunities as we continue to expand our resources to meet demand for our product. Compensation expense includes stock option expenses amounting to $3.0 million in the fourth quarter of 2003 with no comparable amount in 2002.

Financial guarantee expenses of $145.4 million for the full year 2003 increased by 41% over the $103.2 million of expenses for 2002.

•	Financial services other expenses, which represent the actual operating expenses for the segment, amounted to $3.2 million for the fourth quarter of 2003, up slightly from $3.0 million for the fourth quarter of 2002 primarily due to stock option expense in fourth quarter 2003.

Financial services expenses, for full year 2003 of $12.1 million increased by 22% from $9.9 million in expenses for 2002.

Other Items

•	Total net securities gains/(losses) for the fourth quarter of 2003 were $7.2 million, or $0.04 per diluted share, consisting of net realized gains on investment securities of $0.9 million and net mark-to-market gains on credit derivatives of $6.3 million. For the fourth quarter of 2002 net securities losses were ($111.4) million, or ($0.66) per diluted share, consisting of net realized losses on investment securities of ($101.5) million (including the write down of a security in the financial services investment portfolio, noted above) and net mark-to-market losses on credit derivatives of ($8.9) million and derivative hedge contracts of ($1.0) million.

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Ambac Fourth Quarter 2003 Earnings/ 6

Total net securities gains/(losses) for full year 2003 were $39.2 million, or $0.24 per diluted share, consisting of net realized gains on investment securities of $38.4 million and net mark-to-market gains on derivative hedge contracts of $0.8 million. For the year 2002, net losses were ($120.4) million, or ($0.71) per diluted share, consisting of net realized losses on investment securities of ($91.7) million, mark-to-market losses on credit derivatives of ($27.9) million and derivative hedge contracts of ($0.8) million.

•	Interest expense for the fourth quarter of 2003 was $13.5 million, up 17% from $11.5 million for the fourth quarter of 2002. The increase is primarily attributable to the debt issued in February 2003.

Balance Sheet

Highlights

•	Total assets as of December 31, 2003 were $16.75 billion, up 9% from total assets of $15.36 billion at December 31, 2002. This increase was due primarily to funds generated from business written during the period and proceeds from debt issuance. As of December 31, 2003, stockholders’ equity was $4.25 billion, a 17% increase from year-end 2002 stockholders’ equity of $3.63 billion. The increase stemmed primarily from net income generated during the period.

Cash Dividend Declared

At its January 2004 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.11 per share of common stock. The dividend is payable on March 3, 2004 to stockholders of record on February 10, 2004.

Annual Meeting of Stockholders

The Board of Directors also set the 2004 Annual Meeting of Stockholders for Tuesday, May 4, 2004, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, March 9, 2004.

Forward-Looking Statements

This release, in particular the Chairman’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the

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Ambac Fourth Quarter 2003 Earnings/ 7

United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Adjusted gross premiums written, which is not promulgated under generally accepted accounting principles (“GAAP”), is used by management, equity analysts and investors to measure Ambac’s financial guarantee business production. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors. The following table reconciles adjusted gross premiums written to gross premiums written calculated in accordance with GAAP:

	Fourth Quarter		Full Year
$-millions	2003	2002	2003	2002
Adjusted gross premiums written	$429	$505	$1,489	$1,299
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(259)	(260)	(750)	(746)

Gross up-front premiums written	$170	$245	$739	$553
Gross installment premiums written on insurance policies	110	109	405	351

Gross premiums written	$280	$354	$1,144	$904

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Periods Ended December 31, 2003 and 2002

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues:
Financial Guarantee:
Gross premiums written	$280,149	$353,878	$1,143,703	$904,032
Ceded premiums written	(47,214)	(42,434)	(138,146)	(113,542)

Net premiums written	$232,935	$311,444	$1,005,557	$790,490

Net premiums earned	$173,947	$131,854	$620,317	$471,534
Other credit enhancement fees	12,339	8,604	46,933	28,775

Net premiums earned and other credit enhancement fees	186,286	140,458	667,250	500,309
Net investment income	83,712	75,262	321,089	297,297
Net realized investment gains	6,433	32,538	40,190	40,918
Net mark-to-market gains (losses) on credit derivative contracts	6,250	(8,916)	23	(27,877)
Other income	1,321	2,945	5,026	5,531
Financial Services:
Interest from investment and payment agreements	50,275	62,022	211,974	255,007
Other revenue	7,346	5,747	20,600	17,376
Net realized investment losses	(5,769)	(136,080)	(1,981)	(134,097)
Net mark-to-market gains (losses) on derivative hedge contracts	40	(1,024)	779	(839)
Corporate:
Net investment income	2,010	878	7,026	3,537
Net realized investment gains	232	2,053	232	1,482

Total revenues	338,136	175,883	1,272,208	958,644

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	16,800	9,000	53,400	26,700
Underwriting and operating expenses	25,061	20,917	92,035	76,548
Financial Services:
Interest from investment and payment agreements	46,836	57,663	196,318	231,304
Other expenses	3,239	2,998	12,103	9,867
Interest	13,460	11,468	54,201	43,724
Corporate	2,124	1,805	14,562	7,170

Total expenses	107,520	103,851	422,619	395,313

Income before income taxes	230,616	72,032	849,589	563,331
Provision for income taxes	63,417	8,016	221,490	131,403

Income from continuing operations	167,199	64,016	628,099	431,928

Discontinued operations:
(Loss) income from discontinued operations	(5,747)	39	(6,976)	859
Income tax expense (benefit)	2,700	(135)	2,208	193

Net (loss) income from discontinued operations	(8,447)	174	(9,184)	666

Net income	$158,752	$64,190	$618,915	$432,594

Earnings per share:
Income from continuing operations	$1.56	$0.61	$5.90	$4.07
Discontinued operations	($0.08)	$0.00	($0.09)	$0.01

Net income	$1.48	$0.61	$5.81	$4.08

Earnings per diluted share:
Income from continuing operations	$1.52	$0.59	$5.74	$3.96
Discontinued operations	($0.08)	$0.00	($0.08)	$0.01

Net income	$1.44	$0.59	$5.66	$3.97

Weighted average number of common shares outstanding:
Basic	106,955,608	105,984,429	106,553,103	105,951,603

Diluted	110,104,339	109,019,868	109,409,776	109,066,046

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2003 and December 31, 2002

(Dollars in Thousands Except Share Data)

	December 31, 2003	December 31, 2002
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $12,403,247 in 2003 and $11,132,149 in 2002)	$12,860,068	$11,597,623
Fixed income securities pledged as collateral, at fair value (amortized cost of $662,046 in 2003 and $537,711 in 2002)	661,422	543,572
Short-term investments, at cost (approximates fair value)	250,382	395,761
Other, at fair value (cost of $4,528 in 2003 and $3,518 in 2002)	4,417	2,354

Total investments	13,776,289	12,539,310
Cash	24,449	25,816
Securities purchased under agreements to resell	54,015	260,818
Receivable for securities sold	4,425	6,936
Investment income due and accrued	159,439	142,406
Reinsurance recoverable on paid and unpaid losses	3,030	4,842
Prepaid reinsurance	325,461	296,126
Deferred acquisition costs	175,296	174,055
Loans	837,981	843,809
Derivative product assets	1,146,408	1,010,081
FIN 46 variable interest entities	189,482	—
Other assets	51,039	51,339

Total assets	$16,747,314	$15,355,538

Liabilities and Stockholders’ Equity
Liabilities:
Unearned premiums	$2,545,490	$2,128,847
Losses and loss adjustment expense reserve	189,414	172,137
Ceded reinsurance balances payable	15,383	16,930
Obligations under investment and payment agreements	6,545,759	6,434,497
Obligations under investment repurchase agreements	530,644	848,358
Securities sold under agreement to repurchase	225,500	132,235
Deferred income taxes	171,058	185,641
Current income taxes	43,176	44,807
Debentures	791,775	616,715
Accrued interest payable	73,941	81,252
Derivative product liabilities	946,178	836,146
Other liabilities	222,126	154,640
FIN 46 variable interest entities	189,482	—
Payable for securities purchased	2,830	78,154

Total liabilities	12,492,756	11,730,359

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,073	1,062
Additional paid-in capital	606,468	550,289
Accumulated other comprehensive income	266,919	265,427
Retained earnings	3,380,098	2,820,281
Common stock held in treasury at cost	—	(11,880)

Total stockholders’ equity	4,254,558	3,625,179

Total liabilities and stockholders’ equity	$16,747,314	$15,355,538

Number of shares outstanding (net of treasury shares)	107,144,148	105,990,591

Book value per share	$39.71	$34.20

Ambac Financial Group, Inc. and Subsidiaries

Supplemental Analytical Data: Components of Adjusted Book Value Per Share (1)

December 31, 2003 and December 31, 2002

	December 31, 2003	December 31, 2002
Book value	$39.71	$34.20
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	12.41	10.17
Present value of future installment premiums	9.44	8.23
Unrealized loss on investment agreement liabilities	(0.29)	(2.76)

Adjusted book value	$61.27	$49.84

(1)	Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation

Statutory Accounting, Financial and Capital Information (1)

December 31, 2003 and December 31, 2002

(Dollars in Thousands, Except Ratios)

	December 31, 2003	December 31, 2002
Capital and Claim-Paying Resources:
Contingency reserve	$1,786,316	$1,508,898
Capital and surplus	2,742,939	2,227,438

Qualified statutory capital	4,529,255	3,736,336
Unearned premiums	2,649,273	2,222,461
Losses and loss adjustment expenses	54,698	48,992

Policyholders’ reserves	7,233,226	6,007,789
Third party capital support (2)	800,000	800,000
Present value of future installment premiums	1,555,611	1,342,246

Total claims paying resources	$9,588,837	$8,150,035

Net financial guarantees in force	$625,563,637	$557,422,197
Capital ratio (3)	138:1	149:1
Financial resources ratio (4)	65:1	68:1

(1)	Information for Ambac Assurance Corporation, Connie Lee Insurance Company and Ambac Assurance UK Limited are combined for purposes of this schedule.

(2)	Third party capital support at December 31, 2003 represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed investment vehicles.

(3)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.

(4)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

December 31, 2003 and December 31, 2002

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of December 31, 2003 and December 31, 2002, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2003		December 31, 2002
	(unaudited	)
Unearned premiums	$2,553		$2,137
Notes payable to affiliate	84		111
Other liabilities	2,202		1,865

Total liabilities	4,839		4,113

Stockholder’s equity:
Common stock	82		82
Additional paid-in capital	1,144		920
Accumulated other comprehensive income	243		231
Retained earnings	3,425		2,849

Total stockholder’s equity	4,894		4,082

Total liabilities and stockholder’s equity	$9,733		$8,195